Exhibit 10.73

PERSONAL PROPERTY LEASE TERMINATION AGREEMENT

THIS PERSONAL PROPERTY LEASE TERMINATION AGREEMENT (“Agreement”), dated as of July 14, 2003 for reference purposes only, is made by and between OPENWAVE SYSTEMS, INC., a Delaware corporation (“Sublessor”), and LIQUID AUDIO, INC., a Delaware corporation (“Sublessee”), with reference to the following facts, intentions and understandings:

A. Sublessor and Sublessee entered a personal property lease (“Personal Property Lease”), dated as of May 16, 2001, pursuant to which Sublessor leased to Sublessee certain furniture and other personal property owned by Sublessor (“Property”), and Sublessee leased the Property from Sublessor, for use in connection with Sublessee’s sublease of that certain real property located at 800 Chesapeake Drive, Redwood City, California 94063 (“Subleased Premises”).

B. The parties wish to terminate the Personal Property Lease pursuant to the terms and conditions set forth herein.

C. Capitalized terms not defined in this Agreement shall have the meanings set forth in the Personal Property Lease.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

1. Termination Date: Subject to Sublessee’s performance of the conditions contained in this Agreement, the Personal Property Lease shall terminate on the later of the dates upon which each of the following has occurred (“Termination Date”): (i) the date on which Sublessor has received from Sublessee the Property Payment (as defined in Paragraph 4 below) by wire transfer pursuant to the instructions set forth in Paragraph 4 below; and (ii) the date on which Sublessee has surrendered possession of the Property to Sublessor in the Property Surrender Condition (as defined in Paragraph 5 below) (both of the foregoing collectively shall be referred to as the “Conditions Precedent”). Notwithstanding the foregoing, if each of the Conditions Precedent has not been deemed satisfied or waived in writing by July 15, 2003 (“Outside Termination Date”), this Agreement (including, without limitation, the releases contained in Paragraph 3 below) shall be null and void and of no force or effect, and the Personal Property Lease, and the rights and obligations of Sublessor and Sublessee thereunder, shall remain unmodified and in full force and effect.

2. Termination of Personal Property Lease: On the Termination Date, the Property shall be fully and finally surrendered to Sublessor in the Property Surrender Condition, and the Personal Property Lease shall be deemed terminated and of no further force or effect.

3. Release of Liability:

(a) Conditioned on the performance by Sublessee of the provisions of this Agreement, and except as set forth in this Paragraph 3 and in Paragraph 9 below, on the Termination Date, Sublessor and Sublessee shall be fully and unconditionally released and discharged from their respective obligations arising from or connected with the Personal Property Lease; provided, however, that neither Sublessor or Sublessee shall be released from their respective indemnification obligations under the Personal Property Lease to the extent those indemnification obligations survive the expiration or earlier termination of the Personal Property Lease.

(b) Sublessee warrants and represents to Sublessor that Sublessee has not received any notice from any person of any claim for damages with respect to the Property during the term of the Personal Property Lease.

(c) Except for (i) the obligations of Sublessee pursuant to this Agreement, and (ii) each party’s surviving indemnification obligations under the Personal Property Lease (provided, however, that Sublessee’s obligation to indemnify Sublessor with respect to the maintenance, storage, relocation, return or condition of the Property shall not survive the termination of the Personal Property Lease, subject, however, to Sublessee’s performance of its obligations pursuant to this Agreement), and except as otherwise expressly set forth in this Agreement (including, without limitation, this Paragraph 3 and Paragraph 9 below), Sublessor and Sublessee for themselves and for their respective heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants, and assigns, do hereby release, acquit, forever discharge each other and each other’s heirs, administrators, executors, trustees, agents, officers, directors, shareholders, partners, members, employees, predecessors, successors, attorneys, consultants, and assigns of and from any and all claims, demands, rights, obligations, duties, losses, damages, loss of profits, costs and attorney fees, of every kind and nature, known and unknown, past, present and future that they now have or which may hereafter accrue on account of or in any way related to the Property and the Personal Property Lease.

(d) It is the intention of both Sublessor and Sublessee in executing this Agreement that, except only with respect to those matters excepted from the releases contained in subparagraph (c), above, the releases set forth above shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified; and Sublessor and Sublessee each hereby knowingly and voluntarily waives any and all rights and benefits otherwise conferred by the provisions of Section 1542 of the California Civil Code, which reads in full as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Sublessor’s Initials	Sublessee’s Initials

(e) Both Sublessor and Sublessee expressly acknowledge, and take into account in determining whether to enter this Agreement, that they may in the future discover facts in addition to or different from those they now know or believe to be true with respect to the subject matter of the claims released by this Agreement, but both Sublessor and Sublessee agree nevertheless to fully, finally and forever settle such claims, whether or not hidden or excluded, known or unknown, without regard to the subsequent discovery or existence of different or additional facts. Both Sublessor and Sublessee acknowledge that, except only with respect to those claims excepted from the scope of the releases set forth above, this waiver was separately bargained for and is a material element of this Agreement of which the releases contained in this Paragraph 3 are a part.

(f) Both Sublessor and Sublessee represent and warrant that nothing which would have been released hereunder if owned by them on the date hereof has been transferred, assigned, or given away prior to the date hereof to any person, firm, or entity which would not be bound hereby.

4. Consideration by Sublessee:

(a) After execution of this Agreement by Sublessee and prior to the Outside Termination Date, Sublessor shall inspect the Property to verify whether the Property is in the Property Surrender Condition. Upon such verification, Sublessor shall so notify Sublessee and Sublessee’s counsel in writing, by facsimile and/or overnight express mail service, whether or not the Property is in the Property Surrender Condition. If the Property is in the Property Surrender Condition, promptly upon receipt of Sublessor’s notice but in any event not later than the Outside Termination Date, Sublessee shall pay to Sublessor by wire transfer the sum of Twenty-Six Thousand Six Hundred Thirty-Four and 25/100 Dollars ($26,634.25) (“Property Payment”), to partially reimburse Sublessor for the cost of returning the Property in the condition required by the Personal Property Lease as described in Paragraph 5 below. The Property Security shall be transferred by wire as follows: Bank of America, 1850 Gateway Boulevard, Concord, California 94520, Routing/ABA Number 121000358, Account Number 12337-34651, for credit of Openwave Systems, Inc.

(b) If Sublessor notifies Sublessee that the Property is not in the Property Surrender Condition, and Sublessee has not placed the Property in the Property Surrender Condition and paid the Property Payment by the Outside Termination Date, this Agreement (including, without limitation, the releases contained in Paragraph 3 above) shall be null and void and of no force or effect, and the Personal Property Lease, and the rights and obligations of Sublessor and Sublessee thereunder, shall remain unmodified and in full force and effect.

5. Condition of Property: Not later than the Outside Termination Date, Sublessee shall surrender possession of the Property to Sublessor in the configuration and the condition existing on the date of this Agreement (“Property Surrender Condition”). Sublessee acknowledges that Sublessor has inspected the Property prior to the date hereof and that in order to satisfy Sublessee’s obligation to restore the Property to the condition required by the Personal Property Lease, the following work (“Property Work”) must be completed: (i) rebuilding fifty-four (54) cubes, at a cost of Fifteen Thousand Seven Hundred Eight and No/100 Dollars ($15,708.00); (ii) reinstalling and reconfiguring Property to its original condition in eighty-one (81) offices, at a cost of Fourteen Thousand Nine Hundred Eighty-Five and No/100 Dollars ($14,985.00); (iii) reinstalling and reconfiguring Property to its original condition in seven (7) conference rooms, at a cost of One Thousand Five Hundred and No/100 Dollars ($1,500.00), and (iv) re-installation and re-cabling of the fifty-four (54) cubes modified by Sublessee to a configuration different from the configuration in which the cubes were delivered to Sublessee, at a cost of Four Thousand Six Hundred Forty and No/100 Dollars ($4,640.00). The foregoing costs (“Property Costs”) necessary to complete the Property Work, in the total amount of Thirty-Six Thousand Eight Hundred Thirty-Three and No/100 Dollars ($36,833.00), are documented on the proposals attached as Exhibit A. Sublessee acknowledges that Sublessor holds the Cash Deposit as described in Paragraph 6 below, and that Sublessor shall apply the Cash Deposit against the Property Costs. Once applied, the balance of the outstanding Property Costs equals the Property Payment required to be paid by Sublessee pursuant to Paragraph 4 above. Sublessor acknowledges that the retention of the Cash Deposit and Sublessor’s receipt of the Property Payment pursuant to Paragraph 4 above shall satisfy Sublessee’s restoration obligations with respect to the surrender of the Property pursuant to the Personal Property Lease.

6. Personal Property Lease Cash Deposit: Sublessee acknowledges that, pursuant to the Personal Property Lease, Sublessor is holding a cash security deposit (“Cash Deposit”) in the amount of Ten Thousand One Hundred Ninety-Eight and 75/100 Dollars ($10,198.75), and that Sublessor shall retain the Cash Deposit and apply it against the Property Costs described in Paragraph 5 above.

7. Representation of the Parties: Sublessor represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Property or the Personal Property Lease, or its interest in the Property or the Personal Property Lease, or any third party claim, demand, obligation, liability, action or cause of action arising from the Property or the Personal Property Lease. Sublessee represents that it has not made any assignment, sublease, transfer, conveyance or other disposition of the Property or the Personal Property Lease, or its interest in the Property or the Personal Property Lease, or any claim, demand, obligation, liability, action or cause of action arising from the Property or the Personal Property Lease. Each party represents that the person executing this Agreement on its behalf has the authority to bind the entity in question and to execute this Agreement.

8. Compromise and No Admission of Liability: Both Sublessor and Sublessee acknowledge and agree that (i) this Agreement constitutes a full and complete compromise of matters involving disputed issues of law and fact; (ii) neither their agreement to these terms of this Agreement nor any statements they made during the negotiations for this Agreement shall be considered, nor shall they be, admissions by any party hereto; and (iii) no party’s decision to enter this Agreement shall be claimed by any other party to constitute an admission of past or present wrongdoing.

9. Default: Notwithstanding anything to the contrary contained in this Agreement, should Sublessor in any manner be required to return all or any portion of the Property Payment or the Cash Deposit as a result of any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), then the releases provided for in Paragraph 3 above shall have no force or effect and Sublessee’s obligations under the Personal Property Lease shall be reinstated in full, less amounts paid and retained by Sublessor hereunder, and Sublessor shall retain any and all claims under the Personal Property Lease and/or allowable under California or any other applicable law (including, without limitation applicable bankruptcy law).

10. Voluntary Agreement: The parties hereto have read this Agreement and the mutual releases contained in it and, on advice of counsel, they have freely and voluntarily entered into this Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings, if any, with respect thereto. This Agreement shall not be modified, changed or supplemented, except by a written instrument executed by both parties.

11. Attorneys’ Fees: If either Sublessor or Sublessee shall bring any action or legal proceeding to enforce, protect or establish any term or covenant of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs and experts’ fees as may be fixed by the court. “Prevailing party” as used in this Agreement includes a party who dismisses an action for recovery hereunder in exchange for sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

12. Successors: This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

13. Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

14. Severability: If any term of this Agreement, or the application thereof to any person or circumstance, is held to be invalid or unenforceable, then the remainder of this Agreement or the application of such term to any other person or any other circumstance shall not be thereby affected, and each term shall remain valid and enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties on the dates set forth below opposite their respective signatures.

AS SUBLESSOR:	AS SUBLESSEE:

OPENWAVE SYSTEMS, INC.,	LIQUID AUDIO, INC.,
a Delaware corporation	a Delaware corporation

By:	By:

Title:	By:

Dated:	Dated:

EXHIBIT A

PROPERTY COSTS PROPOSALS